Exhibit 99

FOR IMMEDIATE RELEASE
General Mills Elects Joan Bottarini
To Its Board of Directors

Board Declares Quarterly Dividend, Continuing 127 Years of Uninterrupted Dividend Payments

MINNEAPOLIS (Jan. 27, 2026) — General Mills, Inc. (NYSE: GIS) today announced the election of Joan Bottarini to its board of directors, effective Jan. 26, 2026. The election of Bottarini reflects the company’s thoughtful approach to board succession and refreshment. The company continues to prioritize directors with world-class qualifications and a breadth of experience from a variety of industries.

As the current Executive Vice President, Chief Financial Officer of Hyatt Hotels Corporation (NYSE: H), a global hospitality company, Bottarini brings to the board significant executive experience and an excellent track record of financial leadership and shareholder value creation. Bottarini has served as Hyatt’s Executive Vice President, Chief Financial Officer since 2018, and previously served as the company’s Senior Vice President, Finance, Americas and in other senior finance management positions. Before joining Hyatt, Bottarini served as the Controller – Development at Essex Property Trust (NYSE: ESS) and an Assurance Manager at KPMG LLP.

In other action at its regularly scheduled meeting, the General Mills board of directors declared a quarterly dividend at the prevailing rate of $0.61 per share, payable May 1, 2026, to shareholders of record as of April 10, 2026. General Mills and its predecessor company have paid dividends without interruption for 127 years.

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About General Mills
General Mills makes food the world loves. The company is guided by its Accelerate strategy to boldly build its brands, relentlessly innovate, unleash its scale and stand for good. Its portfolio of beloved brands includes household names like Cheerios, Nature Valley, Blue Buffalo, Häagen-Dazs, Old El Paso, Pillsbury, Betty Crocker, Totino’s, Annie’s, Wanchai Ferry, Yoki and more. General Mills generated fiscal 2025 net sales of U.S. $19 billion. In addition, the company’s share of non-consolidated joint venture net sales totaled U.S. $1 billion. For more information, visit www.generalmills.com.
Contacts
(Investors) Jeff Siemon: +1-763-764-2301
(Media) Chelcy Walker: +1-763-764-6364